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$4,515,624.65                                               EXHIBIT 10.77
                                                        LAS VEGAS, NEVADA
                                                DATED:  DECEMBER 14, 1998



                           SECOND AMENDED AND RESTATED NOTE


     THIS SECOND AMENDED AND RESTATED NOTE (THE "SECOND AMENDED NOTE"), effective December 14, 1998, is entered into by and between Santa Fe Hotel Inc., a Nevada corporation (the "Borrower") and PDS Financial Corporation - Nevada, a Nevada corporation ("PDS"). PDS and its permitted assigns, are referred to herein as the "Holder."

                                   R E C I T A L S

     WHEREAS, that certain Amended and Restated Note (the "First Amended Note") dated as of April 14, 1998 was issued by the Borrower in favor of PDS in the principal amount of Four Million Nine Hundred Seventy-Eight Thousand Four Hundred Forty and 00/100 Dollars ($4,978,444.00);

     WHEREAS, the Borrower and PDS desire to modify certain terms of the First Amended Note to, among other things, restate the First Amended Note in its entirety as provided herein and the Borrower desires to grant a security interest in certain of its assets to secure obligations arising under this Second Amended Note;

                                  A G R E E M E N T

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Borrower and the Holder agree as follows:

     1. The Borrower, for value received, hereby unconditionally promises to pay to the order of the Holder, at the address specified in writing by Holder to the Borrower in lawful money of the United States of America and in immediately available funds, on April 14, 2001, the principal amount of Four Million Five Hundred Fifteen Thousand Six Hundred Twenty-Four and 65/100 Dollars ($4,515,624.65). The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rate of 11 percent per annum (the "Contract Rate"). This Note shall be payable as follows: (i) On December 14, 1998 the sum of $45,635.70 shall be due and payable; (ii) commencing January 14, 1999 and on the 14th day of each and every month thereafter through and including March 14, 2001 (each a "Due Date"), there shall be due and payable monthly installments of principal and accrued interest equal to $124,206.87; and
(iii) on April 14, 2001 (the "Maturity Date") the sum of $2,009,938.09, together with any additional unpaid principal and accrued interest thereon shall be due and payable.

     2.   Prepayment.

          2.1 The Borrower shall prepay from time to time an amount equal to the net proceeds received by the Borrower from any disposition in the ordinary course of business of the Collateral (as such term is defined in that certain Amended Security


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     Agreement of even date herewith between the Borrower and PDS, as collateral agent). Notwithstanding the foregoing, the Borrower shall not be required to prepay any amounts due on this Second Amended Note as a result of a sale by the Borrower of all or substantially all of the Collateral to an entity at least a majority of the voting interests of which are owned directly or indirectly by the Lowden Family (as defined herein) if such entity assumes this Second Amended Note and Borrower's obligations under the Amended Security Agreement.

          2.2  The Borrower may prepay the amount due on this Second Amended
     Note in whole or in part at any time and from time to time (i) at 101 percent of the principal amount so prepaid plus interest thereon to the prepayment date if such prepayment occurs at any time from the date hereof through December 14, 1999, or (ii) at 100 percent of the principal amount so prepaid plus interest thereon to the prepayment date if such prepayment occurs thereafter, in either case upon 30 days' prior written notice.

     3. This Second Amended Note is secured by certain Collateral (as such term is defined in that certain Amended Security Agreement of even date herewith between the Borrower and PDS, as collateral agent).

     4. The Borrower shall pay interest on overdue installments of principal and interest on this Second Amended Note at the Contract Rate plus 5 percent (the "Default Rate"), to the extent lawful.

     5. Upon the Borrower's failure to pay any principal or interest under this Second Amended Note when due, which failure continues for a period of 5 days, then all amounts then remaining unpaid on this Second Amended Note shall become, or may be declared to be, immediately due and payable.

     6. The Holder may not assign, sell or transfer this Second Amended Note or any interest herein to a third party without the prior written consent of the Borrower, which consent shall not be unreasonably withheld. If such consent is not given or denied by the Borrower within five (5) business days after the Borrower's receipt of Holder's written request for such consent, which request shall specify the person to which the Second Amended Note or an interest herein is proposed to be assigned, sold or transferred and the structure of the proposed assignment, sale or transfer, the Borrower shall be deemed to have consented to such proposed assignment, sale or transfer.

     7. In the event the Borrower enters into any transaction, merger, consolidation, liquidation, windup or dissolution, or conveys, sells, leases, transfers or otherwise disposes of in one transaction or a series of transactions all or substantially all of its property or assets, this Second Amended Note shall become immediately due and payable on the date (the "Sale Date") such event occurs. Notwithstanding the foregoing, (a) the Borrower may merge or consolidate with, or dispose of all or substantially all of its assets to, an entity at least a majority of the voting interests of which are owned directly or indirectly by the Lowden Family (as such term is defined herein), in either case without this Second Amended Note becoming due and payable, if



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the entity with which the Borrower merges or consolidates or to which all or substantially all of such assets are transferred assumes this Second Amended Note and (b) the Borrower may assign its rights and obligations hereunder to an entity at least a majority of the voting interests of which are owned directly or indirectly by the Lowden Family in connection with the sale of all or substantially all of the Collateral to such entity if such entity assumes this Second Amended Note. For purposes of this Second Amended Note, "Lowden Family" shall mean Mr. Paul Lowden and Mrs. Suzanne Lowden and the executors, administrators or legal representatives of their estates, heirs, distributees and beneficiaries, any trust as to which any of the foregoing is a settlor or co-settlor, any trustee of the estate of any of the foregoing that is bankrupt or insolvent, any guardian or conservator of any of the foregoing that is adjudged disabled or incompetent, and any corporation, partnership or other entity which is an affiliate of any of the foregoing, Lowden Family shall also mean any lineal descendants of the grandparents of such persons, but only to the extent that the beneficial ownership of the voting interests held by such lineal descendants was directly received (by gift, trust or sale) from any such person.

     8. The occurrence of any one or more of the following shall constitute an event of default (collectively, "Events of Default" and individually each an "Event of Default") hereunder: (a) any failure to pay the principal or accrued interest outstanding under this Second Amended Note on the Due Date or on the Maturity Date (or any earlier maturity date, whether by acceleration, redemption or otherwise), which failure continues for a period of five days, or (b) any default under any other document or instrument executed and delivered to Holder in connection with this Second Amended Note shall occur. If any such Events of Default shall occur, Holder or its permitted assigns or their permitted assigns may declare the entire unpaid principal balance hereof and all accrued interest thereon and all other amounts due hereunder to be immediately due and payable and thereby accelerate the maturity hereof, and Holder or its permitted assigns or their permitted assigns may proceed to exercise any rights and remedies that they may have under this Second Amended Note.

     9. The Borrower hereby waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Second Amended Note and agrees to pay all costs of collection when incurred (including, without limitation, reasonable attorneys' fees and disbursements), and including all reasonable costs and expenses incurred in connection with the pursuit by Holder (or its permitted assignee) or in connection with any of Holder's (or its permitted assignee's) collection efforts, whether or not suit on this Second Amended Note is filed and all such costs and expenses shall be payable on demand.

     10. The Borrower covenants (to the extent that it may lawfully do so) that it will not at any time insist upon or plead or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law or any other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of, or interest on, this Second Amended Note, wherever enacted, now or at any time hereafter in force, or which may otherwise affect the covenants or the performance of this Second Amended Note; and the Borrower (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein or therein granted to Holder or its permitted assigns but will suffer and permit


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the execution of every such power as though no such law had been enacted.

     11. This Second Amended Note shall be governed by and construed in accordance with the laws of the state of Nevada.

     12. This Second Amended Note may not be changed or terminated orally, but only by an agreement in writing signed by any party against whom enforcement of such change or termination is sought.

     13. All parties now and hereafter liable with respect to this Second Amended Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and other notices of any kind.

                                   SANTA FE HOTEL INC.


                                   By:  /s/
                                        -------------------
                                        Thomas K. Land
                                        Chief Financial Officer


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